AT THE COMPANY	ON THE WEB

Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City Reports Fiscal 2010 Second-Quarter and Year-to-Date Results
CLEVELAND, Ohio – September 8, 2010 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB), today announced EBDT, net earnings and revenues for the second quarter and six months ended July 31, 2010.
EBDT
Second-quarter EBDT (earnings before depreciation, amortization and deferred taxes) was $105.6 million, a 10.6 percent increase compared with 2009 second-quarter EBDT of $95.5 million. On a fully diluted, per share basis, second-quarter 2010 EBDT was $0.54, compared with 2009 second-quarter EBDT per share of $0.64. Total EBDT for the six-months ended July 31, 2010, was $176.0 million, or $0.91 per fully diluted share, compared with last year’s $137.1 million, or $1.07 per share.
Per-share data for the second quarter and six months reflect the dilutive effect of new Class A common shares issued by the Company during the second quarter of 2009, and the “if-converted” effect of convertible debt and convertible preferred stock issued in 2009 and 2010. For the three months ended July 31, 2010, diluted weighted average shares outstanding were 202.2 million, compared with 148.2 million in the second quarter of 2009. For the six months ended July 31, 2010, diluted weighted average shares outstanding were 199.3 million, compared with 127.7 million for the first six months of 2009.
For an explanation of EBDT variances, see the section titled “Review of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Net Earnings
Second-quarter net earnings attributable to Forest City Enterprises, Inc. were $122.8 million, or $0.61 per share, compared with a net loss of $1.8 million, or $0.01 per share, in the second quarter of 2009. Net earnings for the six months ended July 31, 2010, were $107.3 million, or $0.54 per share, compared with a net loss of $32.5 million, or $0.26 per share for the same period in 2009. The positive year-over-year net earnings variance was primarily driven by a $125.7 million gain on disposition of rental properties from asset sales and joint ventures, net of tax and noncontrolling interest.
For the second quarter, net earnings were negatively impacted by increased impairment charges of $35.4 million ($21.7 million, net of tax), primarily related to the write-down of Simi Valley Town Center, a California retail property. Consolidation of the center’s two anchors, together with the economic downturn and other factors, led ultimately to the decision by the non-recourse mortgage lender, with the cooperation of the company and its partner, to begin actively marketing the note secured by the property. This caused the company to change the anticipated holding period of the asset. As a result, it was determined that the company would not recover its costs through future undiscounted cash flows, necessitating the impairment.
Revenues
Second-quarter 2010 consolidated revenues were $309.2 million compared with $313.7 million last year. First half 2010 revenues were $589.4 million, compared with $623.7 million for the six months ended July 31, 2009.
Liquidity
At July 31, 2010, the Company had $214.8 million ($186.7 million at full consolidation) in cash on its balance sheet, and $252.6 million of available capacity on its revolving line of credit.
Review of Results
(Exhibits illustrating factors impacting both second-quarter and year-to-date 2010 EBDT results, compared with results for the comparable periods in 2009, are available on the Investor Relations page of the Company’s web site: www.forestcity.net, and are included in the company’s second-quarter 2010 Supplemental Package filed with the Securities and Exchange Commission.)
Second- Quarter EBDT
Total EBDT for the three months ended July 31, 2010 increased by $10.1 million, to $105.6 million from $95.5 million for the three months ended July 31, 2009.
Second quarter results were impacted by several transactional items, the largest of which was the gain of $31.4 million, pre-tax, related to the disposition of a partial interest in the Nets basketball team. During the quarter, entities controlled by Mikhail Prokhorov purchased an 80 percent interest in the Nets, generating a gain on disposition.

In Forest City’s combined Commercial and Residential Segments (also referred to as the Company’s rental properties portfolio) total comparable property net operating income in the second quarter increased $4.4 million, and pre-tax EBDT from new properties increased $2.2 million, compared with the same period in 2009. In addition, EBDT increased by $10.2 million due to increased income from the sale of state and federal historic preservation, brownfield and new market tax credits.
These increases were offset by several factors, including reduced EBDT of $7.1 million from joint venture and property sale transactions; the comparative decrease in fair market value of derivatives which were marked to market through interest expense of $11.9 million; an anticipated decrease in military housing EBDT of $6.6 million; and increased interest expense on the mature portfolio of $3.7 million, primarily due to increased rates on recently completed financings. As a result, total pre-tax EBDT from the Company’s rental properties portfolio decreased by $11.9 million in the second quarter, compared with the same quarter in 2009.
Second-quarter, pre-tax EBDT from the Company’s Land Segment decreased $8.8 million, compared with the same period in 2009, primarily due to a 2009 gain on early extinguishment of nonrecourse mortgage debt of $9.5 million, which did not recur in 2010.
Corporate pre-tax EBDT increased $1.6 million for the second quarter as a result of early extinguishment of debt related to the repurchase of Senior Notes of $1.9 million and decreased interest expense of $3.4 million, partially offset by increased company-wide severance and outplacement costs in 2010 compared with 2009 of $2.2 million.
In addition EBDT between the comparable periods was adversely impacted by a lower tax benefit of $3.4 million.
Year-to-date EBDT
Total EBDT for the six months ended July 31, 2010 increased by $38.9 million, or 28.4 percent, to $176.0 million, compared with $137.1 million for the six months ended July 31, 2009.
In addition to the factors described above under “Second-Quarter EBDT,” year-to-date results were favorably impacted by increased pre-tax EBDT of $15.0 million from lower project write-offs between the comparable periods, and increased pre-tax EBDT of $5.3 million due to lower company-wide severance and outplacement costs reported in the corporate segment in 2010 compared with 2009.
NOI, Occupancies and Rent
Overall comparable property net operating income (NOI) increased 2.9 percent during the second quarter compared with the same period a year ago. Comp NOI increased across all of the company’s rental property types with increases of 3.2 percent in retail, 1.6 percent in office, and 3.8 percent in apartments.

Comparable property NOI, defined as NOI from properties operated in the three months ended July 31, 2010 and 2009, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full-consolidation method.
At July 31, 2010, comparable retail occupancies were 90.9 percent, compared with 89.2 percent at July 31, 2009, and regional mall sales averaged $389 per square foot on a rolling 12-month basis. Year-to-date comparable mall sales in the company’s retail portfolio increased 1.9 percent, compared with the same period in 2009.
Comparable office occupancies increased to 90.0 percent, compared with 89.7 percent last year. In the residential portfolio, comparable average occupancies for the six months ended July 31, 2010, were 94.1 percent, compared with 90.8 percent last year. Year-to-date comparable residential net rental income (defined as gross rent less vacancies and concessions) increased to 90.7 percent, compared with 86.9 percent in the same period in 2009.
Commentary
“We’re pleased with our results for the second quarter and six months, which demonstrate the continued strength in our rental properties portfolio,” said Charles A. Ratner, Forest City president and chief executive officer. “Our major portfolio operating metrics – comparable property net operating income and occupancies – were up across all major product types for the quarter. Based on published industry data, our rental properties portfolio is performing on par with our peers in these key metrics on a year-to-date basis, and our multifamily residential portfolio, in particular, has shown strong year-over-year increases through the first six months of 2010.
“At the same time, the near-term tradeoff between liquidity and EBDT can be seen in our results for the quarter: we achieved increased EBDT from comparable properties and new properties, offset by an expected EBDT decrease from property sales and joint ventures. Nonetheless, we believe that the liquidity generated by our strategy of selective asset sales and joint ventures, along with our other strategic initiatives, have contributed to significantly strengthening our balance sheet, reducing risk, and better positioning Forest City for future growth and opportunity.
“In addition to strong portfolio fundamentals, the dominant driver of our second quarter and year-to-date results was the closing of the sale of an 80 percent interest in the Nets, a key milestone for Forest City, the Barclays Center arena, and the overall Atlantic Yards project in Brooklyn.
“In the Land Segment, business remains very soft, though profitable, overall. Notably, absent the impact of significant debt forgiveness in 2009 which did not recur this year, our EBDT results for land would have increased modestly for the second quarter, compared with the prior-year period. In general, however, results in our land business continue to show a slow pace of turnaround as homebuilders exercise caution in acquiring new lots in most markets around the country.

“We continue to respect the market as it relates to new development and project starts. Over the past two years, we’ve started only two new projects: the long-awaited Barclays Center arena and, most recently, the first building at The Yards in Washington, D.C., financing for which closed early in the third quarter. During that same two-year span, however, we continued to deliver on our pipeline of projects that were already under construction when the financial meltdown began in late 2008. Over that time period, we’ve completed approximately $800 million of new real estate at our pro-rata share ($650 million at full consolidation) in our core markets. Overall, these high-quality projects have opened well leased and significantly accretive to our results.
“Just as important, as these new properties have opened, we have significantly decreased remaining risk associated with our under-construction pipeline, reducing it by approximately one-third, at our share, from its peak. With the opening of Presidio Landmark in San Francisco at the beginning of this year’s third quarter, we have now completed all of our 2010 openings. Our current under-construction pipeline consists of four projects in two of our strongest core markets, three in New York and one in Washington, D.C. We have a high level of cost certainty for each of these, and while leasing challenges remain, we believe market fundamentals are improving at the right time to benefit all of these projects. The bottom line is that we’ve reduced development risk substantially while continuing to create real value.”
Financing Activity
Since January 31, 2010, the Company has addressed, through closed loans and committed financings, $488.6 million at full consolidation ($605.0 million at its pro-rata share) of the $778.6 million ($868.9 million at pro-rata) of net maturities (inclusive of notes payable) coming due in fiscal year 2010. Additionally, the Company addressed $787.5 million ($611.9 million at pro-rata) of loans maturing in future years, including borrowings that were outstanding at January 31, 2010, on the Company’s Senior Notes.
As of July 31, 2010, the Company’s weighted-average cost of nonrecourse debt increased to 5.12 percent from 5.06 percent at July 31, 2009, primarily due to an increase in variable-rate mortgage debt. Fixed-rate mortgage debt, which represented 69 percent of the Company’s total nonrecourse mortgage debt, and is inclusive of interest rate swaps, increased from 6.05 percent at July 31, 2009 to 6.09 percent at July 31, 2010. Variable-rate mortgage debt increased from 2.73 percent at July 31, 2009, to 2.97 percent at July 31, 2010.
Commenting on year-to-date financing activity, Ratner stated, “We continue to effectively manage debt maturities, addressing approximately 70 percent at our share of our 2010 net maturities since the beginning of the year, as well as a substantial amount of maturities due in future periods. Our success in achieving extensions and refinancing is a testament to the quality of the real estate, the depth of our relationships with lenders and the skill and hard work of our financing teams. These results also clearly show the benefit of our exclusive use of non-recourse financing for all of our individual property mortgages.”

“In general, we find that access to credit markets is improving for operating properties in strong markets, with capital available at very attractive rates for the best properties. Despite this, financing for land and construction loans is still very tight.”
Openings and Projects Under Construction
During the second quarter, Forest City held the grand opening for the 527,000-square-foot East River Plaza retail center in Manhattan, an equity-method property that added $195.3 million of cost. This unique center, built on the site of a former wire factory in Harlem, is 95 percent leased and is the location of Manhattan’s first Costco and first Target, and also includes Marshall’s, PetSmart, Best Buy, Old Navy, Bob’s Furniture and GameStop. Also in the second quarter, the company announced the closing of the conversion of the construction loan for the center to a $214.3 million ($107.2 million at Forest City’s pro-rata share) permanent loan. The nine-year financing has an effective all-in fixed interest rate of less than 4.5 percent.
At the end of the second quarter, the company had four projects remaining under construction at a total project cost of $1.7 billion at Forest City’s pro-rata share ($2.6 billion at full consolidation).
At the beginning of the third quarter, Forest City opened and commenced active leasing for Presidio Landmark, a 161-unit adaptive-reuse apartment project in the Presidio National Park in San Francisco, adding $108.5 million at the Company’s pro-rata share and at full consolidation. This unique project includes both luxury apartments in a redeveloped and historically significant former hospital building, and a small number of newly built, contemporary townhomes. Forest City is targeting LEED (Leadership in Energy and Environmental Design) Gold certification from the U.S. Green Building Council for the former hospital building, and LEED Platinum certification, the highest level attainable, for the townhomes.
With the opening of Presidio Landmark, the following projects remain actively under construction.
Barclays Center, the arena at the company’s Atlantic Yards project in Brooklyn, is well into the foundation stage of construction. With the closing of Forest City’s agreement with interests controlled by Mikhail Prokhorov for the Nets and the arena, together with other in-place financing, construction for the arena is fully funded. In addition, active marketing continues for sponsorships, food and beverage agreements and related revenue opportunities, as well as suite sales and event bookings. To date, approximately 51 percent of forecast contractually obligated income for the arena is under contract. Contractually obligated income, which includes revenue from naming rights, sponsorships, suite licenses, Nets minimum rent, and food concession agreements, accounts for 72 percent of total pro-forma revenues for the arena.
At Beekman, Forest City’s luxury apartment high-rise in lower Manhattan, the stainless steel curtain wall enclosing the 76-story, Frank Gehry-designed tower in nearly complete. Interior build-out is progressing on lower floors, and leasing of the building’s 904 market-rate units is expected to begin in phases during the first quarter of 2011, while interior build-out continues on upper floors. The rental housing market in New York City continues to be strong and the Manhattan submarket particularly strong, with vacancies currently less than two percent.
Westchester’s Ridge Hill, Forest City’s mixed-use retail project in Yonkers, New York, continues to be a major focus for the company’s leasing teams. At present, the center remains 31 percent leased, with committed tenants including National Amusements, Whole Foods, and Westchester Medical Group as an anchor office tenant. The company is in advanced stages of discussion with several major tenants, including a number of restaurants, and expects to be in a position to announce additional tenants for the center in the near future as these and other negotiations progress to committed leases.
Other Recent Highlights
Since the end of the third quarter, Forest City made the follow significant announcements:
•	On August 19, the company announced agreements with Rock Gaming LLC for development of a casino in downtown Cleveland adjacent to Forest City’s Tower City Center mixed-use retail/office complex. Under the agreements, Rock Gaming will acquire approximately 16 acres of land and air rights from Forest City to develop the casino. In addition, Rock Gaming also signed an agreement in principle for a multiyear lease in the Higbee Building at Tower City for potential construction and operation of a “Phase 1” casino. The land and air rights transaction is expected to close in Forest City’s fiscal 2010 fourth quarter.

•	On August 20, Forest City announced that a subsidiary closed a $46.1 million HUD-insured mortgage loan for Foundry Lofts, a 170-unit, 80/20 multifamily apartment building at The Yards, Forest City’s mixed-use project in southeast Washington, D.C. Foundry Lofts is the first building to begin construction at The Yards and demonstrates the strength of the D.C. market, which has held up very well during the downturn. The 41-year financing, at a 4.66 percent interest rate (before mortgage insurance), was completed through the District of Columbia Housing Finance Agency and the U.S. Department of Housing and Urban Development. In addition, on September 7, 2010, Forest City representatives, together with federal and district officials and community leaders, celebrated the opening of the Yards Park, a 5.5-acre, publicly funded riverfront park overlooking the Anacostia River. The park will be a community focal point and amenity for the entire Capital Riverfront district.

•	On August 30, the company announced that its Forest City Military Communities subsidiary was selected by the U.S. Air Force to privatize military family housing at four bases in the southeastern United States. The project, which includes a three-year initial development period and a 50-year management and maintenance contract, expands Forest City’s military housing portfolio to include military family housing projects in nine states for the Navy, Marines, and Air Force, and a total of more than 14,100 housing units either existing, in design or under construction.

•	On September 7, Forest City announced the closing of a 10-year, $85.0 million refinancing for the company’s 42nd Street retail and entertainment complex in New York City. The new financing is at an interest rate more than 325 basis points lower than the loan it replaces.
Outlook
“When we issued our first quarter earnings, we stated a renewed sense of optimism about our company, our industry and the economy in general,” Ratner said. “With our second quarter results, that optimism — as it relates to our company — has been validated by solid performance and enhanced opportunity for future growth.
“With this positive momentum, however, we are very mindful of indications of weakness in the U.S. and global economies, and our optimism at the end of the first six months of 2010 is tempered accordingly. While some are suggesting that a renewed downturn (the so-called ‘double dip’) may be looming, our belief, based on what we see in our business, is that the general economy is at the bottom of U-shaped trough, with a recovery of unknown slope and timing ahead.
“Even in the face of this uncertainty, Forest City’s retail and multifamily portfolios have improved in key metrics, year-to-date, and our office portfolio, which performed very well in 2009, continues to be a solid contributor. We’ve continued to bring new properties to market that are well leased and accretive, while also reducing development risk. We’ve taken advantage of improved conditions in the capital markets to strengthen our balance sheet. We’ve accessed the gradually improving credit markets to manage our maturities through both extensions and new financings. We’ve executed selective asset sales and joint-venture transactions at attractive cap rates that have generated significant liquidity. All of these efforts have helped positioned the company for future growth and value creation.
“We believe that value creation has been demonstrated several times already in 2010, including with the opening of Waterfront Station in D.C. and its two, fully-leased office buildings; and with the grand opening of East River Plaza in Manhattan at 95 percent leased with nine-year, permanent financing at a long-term, low fixed rate. Value creation is also illustrated in four recent, momentum-building announcements we’ve made just since the beginning of the third quarter: 41-year, fixed rate HUD financing and commencement of construction for Foundry Lofts in Washington, D.C.; the awarding of the U.S. Air Force’s Southern Group multi-base family housing project; our land and air rights sale and leasing agreement for a casino adjacent to our Tower City Center mixed-use retail/office complex in downtown Cleveland; and the closing of new financing, at a significantly lower interest rate versus the prior mortgage, for our 42nd Street retail and entertainment complex in New York City.
“Clearly, the economic outlook remains uncertain, and, while we anticipate and plan for a recovery, we will, as always, act with caution. Nonetheless, we are encouraged by the strength of our portfolio, by our successes in creating value during challenging times, and by the resilience, skill and dedication of our associates. As a result, we continue to be optimistic about the future for Forest City.”

Corporate Description
Forest City Enterprises, Inc. is an $11.8 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
Supplemental Package
Please refer to the Investor Relations section of the Company’s website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the three months and six months ended July 31, 2010, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.
EBDT
The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.
The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.
EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statements of Operations; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings.
EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company’s Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.
Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.
Safe Harbor Language
Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Six Months Ended July 31, 2010 and 2009
(dollars in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)
	2010	2009	Amount	Percent	2010	2009	Amount	Percent

Operating Results:
Earnings (loss) from continuing operations	$145,056	$1,755	$143,301		$123,591	$(30,071)	$153,662
Discontinued operations, net of tax	5,297	209	5,088		5,398	3,289	2,109

Net earnings (loss)	150,353	1,964	148,389		128,989	(26,782)	155,771

Earnings from continuing operations attributable to noncontrolling interests	(23,297)	(3,745)	(19,552)		(17,488)	(5,667)	(11,821)
Earnings from discontinued operations attributable to noncontrolling interests (1)	(4,210)	(8)	(4,202)		(4,217)	(19)	(4,198)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$122,846	$(1,789)	$124,635		$107,284	$(32,468)	$139,752

Preferred dividends	(4,107)	-	(4,107)		(4,107)	-	(4,107)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$118,739	$(1,789)	$120,528		$103,177	$(32,468)	$135,645

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$105,560	$95,483	$10,077	10.6%	$176,027	$137,087	$38,940	28.4%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$122,846	$(1,789)	$124,635		$107,284	$(32,468)	$139,752

Depreciation and amortization - Real Estate Groups (7)	69,789	75,024	(5,235)		139,743	147,152	(7,409)

Amortization of mortgage procurement costs - Real Estate Groups (7)	3,633	3,823	(190)		6,695	7,845	(1,150)

Deferred income tax expense - Real Estate Groups (8)	47,985	8,099	39,886		37,742	(3,499)	41,241

Current income tax expense on non-operating earnings: (8)
Net gain on disposition of partial interests in rental properties	20,732	-	20,732		35,224	-	35,224
Gain on disposition included in discontinued operations	115	-	115		115	3,785	(3,670)
Gain on disposition of unconsolidated entities	1,008	-	1,008		240	-	240

Straight-line rent adjustment (4)	(4,542)	(3,614)	(928)		(7,580)	(6,389)	(1,191)

Preference payment (6)	586	586	-		1,171	1,171	-

Impairment of consolidated real estate	46,510	1,451	45,059		46,510	2,575	43,935

Impairment of unconsolidated real estate	2,282	11,903	(9,621)		15,181	21,463	(6,282)

Net gain on disposition of partial interests in rental properties	(204,269)	-	(204,269)		(205,135)	-	(205,135)

Loss on disposition of unconsolidated entities	878	-	878		830	-	830

Discontinued operations: (1)
Gain on disposition of rental properties	(6,204)	-	(6,204)		(6,204)	(4,548)	(1,656)
Noncontrolling interest - Gain on disposition	4,211	-	4,211		4,211	-	4,211

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$105,560	$95,483	$10,077	10.6%	$176,027	$137,087	$38,940	28.4%

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$0.72	$0.01	$0.71		$0.62	$(0.25)	$0.87
Discontinued operations, net of tax	0.02	-	0.02		0.03	0.03	-

Net earnings (loss)	0.74	0.01	0.73		0.65	(0.22)	0.87

Net earnings attributable to noncontrolling interests	(0.13)	(0.02)	(0.11)		(0.11)	(0.04)	(0.07)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$0.61	$(0.01)	$0.62		$0.54	$(0.26)	$0.80

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.54	$0.64	$(0.10)	(15.6%)	$0.91	$1.07	$(0.16)	(15.0%)

Operating earnings (loss), net of tax (a non-GAAP financial measure)	$0.25	$0.07	$0.18		$0.19	$(0.12)	$0.31

Impairment of consolidated and unconsolidated real estate, net of tax	(0.15)	(0.06)	(0.09)		(0.19)	(0.12)	(0.07)

Gain on disposition of rental properties, net of tax	0.64	-	0.64		0.65	0.02	0.63

Net earnings attributable to noncontrolling interests	(0.13)	(0.02)	(0.11)		(0.11)	(0.04)	(0.07)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$0.61	$(0.01)	$0.62		$0.54	$(0.26)	$0.80

Preferred dividends	(0.02)	-	(0.02)		(0.02)	-	(0.02)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$0.59	$(0.01)	$0.60		$0.52	$(0.26)	$0.78

Basic weighted average shares outstanding (5)	155,456,575	144,547,045	10,909,530		155,405,179	124,074,311	31,330,868

Diluted weighted average shares outstanding (5)	202,228,924	148,194,800	54,034,124		199,309,419	127,729,311	71,580,108

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Six Months Ended July 31, 2010 and 2009
(dollars in thousands)

	Three Months Ended				Six Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)
	2010	2009	Amount	Percent	2010	2009	Amount	Percent
Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$249,803	$243,811	$5,992		$471,775	$479,438	$(7,663)
Residential Group	53,790	64,985	(11,195)		105,182	136,906	(31,724)
Land Development Group	5,618	4,901	717		12,476	7,371	5,105
The Nets	-	-	-		-	-	-
Corporate Activities	-	-	-		-	-	-

Total Revenues	309,211	313,697	(4,486)	(1.4%)	589,433	623,715	(34,282)	(5.5%)

Operating expenses	(177,852)	(164,649)	(13,203)		(338,015)	(358,674)	20,659
Interest expense	(87,860)	(79,407)	(8,453)		(170,721)	(170,318)	(403)
Gain (loss) on early extinguishment of debt	1,896	9,063	(7,167)		8,193	9,063	(870)
Amortization of mortgage procurement costs (7)	(3,602)	(3,422)	(180)		(6,261)	(7,066)	805
Depreciation and amortization (7)	(61,031)	(66,891)	5,860		(122,574)	(132,401)	9,827
Interest and other income	16,232	11,594	4,638		23,047	18,402	4,645
Gain on disposition of partial interests in other investment - Nets	55,112	-	55,112		55,112	-	55,112
Equity in earnings (loss), including impairment, of unconsolidated entities	(996)	(17,438)	16,442		(18,120)	(33,304)	15,184
Impairment of unconsolidated real estate	2,282	11,903	(9,621)		15,181	21,463	(6,282)
Gain on disposition of unconsolidated entities	878	-	878		830	-	830
Revenues and interest income from discontinued operations (1)	1,143	3,038	(1,895)		2,642	6,862	(4,220)
Expenses from discontinued operations (1)	(1,163)	(2,701)	1,538		(2,503)	(6,049)	3,546

Operating loss (a non-GAAP financial measure)	54,250	14,787	39,463		36,244	(28,307)	64,551

Income tax expense (8)	(63,813)	659	(64,472)		(55,128)	23,087	(78,215)
Income tax expense from discontinued operations (1) (8)	(887)	(128)	(759)		(945)	(2,072)	1,127
Income tax expense on non-operating earnings items (see below)	60,731	(5,179)	65,910		56,435	(7,558)	63,993

Operating earnings (loss), net of tax (a non-GAAP financial measure)	50,281	10,139	40,142		36,606	(14,850)	51,456

Impairment of consolidated real estate	(46,510)	(1,451)	(45,059)		(46,510)	(2,575)	(43,935)

Impairment of unconsolidated real estate	(2,282)	(11,903)	9,621		(15,181)	(21,463)	6,282

Gain (loss) on disposition of unconsolidated entities	(878)	-	(878)		(830)	-	(830)

Gain on disposition of partial interest in rental properties	204,269	-	204,269		205,135	-	205,135

Gain on disposition of rental properties included in discontinued operations (1)	6,204	-	6,204		6,204	4,548	1,656

Income tax benefit (expense) on non-operating earnings: (8)
Impairment of consolidated real estate	18,038	563	17,475		18,038	999	17,039
Impairment of unconsolidated real estate	884	4,616	(3,732)		5,887	8,323	(2,436)
Gain on disposition of partial interest in rental properties	(79,101)	-	(79,101)		(79,789)	-	(79,789)
Gain on disposition of unconsolidated entities	342	-	342		323	-	323
Gain on disposition of rental properties included in discontinued operations	(894)	-	(894)		(894)	(1,764)	870

Income tax expense on non-operating earnings (see above)	(60,731)	5,179	(65,910)		(56,435)	7,558	(63,993)

Net earnings (loss)	150,353	1,964	148,389		128,989	(26,782)	155,771

Noncontrolling Interests

Earnings from continuing operations attributable to noncontrolling interests	(23,297)	(3,745)	(19,552)		(17,488)	(5,667)	(11,821)

Earnings from discontinued operations attributable to noncontrolling interests (1)
Operating earnings	1	(8)	9		(6)	(19)	13
Gain on disposition of rental properties	(4,211)	-	(4,211)		(4,211)	-	(4,211)

	(4,210)	(8)	(4,202)		(4,217)	(19)	(4,198)

Noncontrolling Interests	(27,507)	(3,753)	(23,754)		(21,705)	(5,686)	(16,019)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$122,846	$(1,789)	$124,635		$107,284	$(32,468)	$139,752

Preferred dividends	(4,107)	-	(4,107)		(4,107)	-	(4,107)

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$118,739	$(1,789)	$120,528		$103,177	$(32,468)	$135,645

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Six Months Ended July 31, 2010 and 2009
(in thousands)
1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.
2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.
3) For the three and six months ended July 31, 2010, the calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,640 and $5,280, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $108,200 and $181,307 for the three and six months ended July 31, 2010, respectively.
4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.
5) For the six months ended July 31, 2009, the effect of 3,655,000 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the six months ended July 31, 2009, diluted weighted average shares outstanding of 127,729,311 were used to arrive at $1.07/share.)
6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.
7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization
	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009

Full Consolidation	$61,031	$66,891	$122,574	$132,401
Non-Real Estate	(1,185)	(3,508)	(2,753)	(6,960)

Real Estate Groups Full Consolidation	59,846	63,383	119,821	125,441
Real Estate Groups related to noncontrolling interest	(2,578)	(297)	(4,349)	(1,685)
Real Estate Groups Unconsolidated	12,267	10,997	23,635	21,419
Real Estate Groups Discontinued Operations	254	941	636	1,977

Real Estate Groups Pro-Rata Consolidation	$69,789	$75,024	$139,743	$147,152

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs
	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009

Full Consolidation	$3,602	$3,422	$6,261	$7,066
Non-Real Estate	-	-	-	-

Real Estate Groups Full Consolidation	3,602	3,422	6,261	7,066
Real Estate Groups related to noncontrolling interest	(572)	(162)	(661)	(322)
Real Estate Groups Unconsolidated	598	536	1,082	1,042
Real Estate Groups Discontinued Operations	5	27	13	59

Real Estate Groups Pro-Rata Consolidation	$3,633	$3,823	$6,695	$7,845

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Six Months Ended July 31, 2010 and 2009
(in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
8) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)		(in thousands)
(A) Operating earnings
Current	$(16,632)	$(6,089)	$(23,556)	$(13,456)
Deferred	20,608	10,609	23,143	(309)

	3,976	4,520	(413)	(13,765)

(B) Impairment of consolidated and unconsolidated real estate
Deferred - Consolidated real estate	(18,038)	(563)	(18,038)	(999)
Deferred - Unconsolidated real estate	(884)	(4,616)	(5,887)	(8,323)

	(18,922)	(5,179)	(23,925)	(9,322)

(C) Net gain on disposition of partial interests in rental properties
Current	20,732	-	35,224	-
Deferred	58,369	-	44,565	-

	79,101	-	79,789	-

(D) Gain on disposition of unconsolidated entities
Current	1,008	-	240	-
Deferred	(1,350)	-	(563)	-

	(342)	-	(323)	-

Subtotal (A) (B) (C) (D)
Current	5,108	(6,089)	11,908	(13,456)
Deferred	58,705	5,430	43,220	(9,631)

Income tax expense	63,813	(659)	55,128	(23,087)

(E) Discontinued operations
Operating earnings
Current	(298)	(18)	(349)	10
Deferred	291	146	400	298

	(7)	128	51	308

Gain on disposition of rental properties
Current	115	-	115	3,785
Deferred	779	-	779	(2,021)

	894	-	894	1,764

	887	128	945	2,072

Grand Total (A) (B) (C) (D) (E)
Current	4,925	(6,107)	11,674	(9,661)
Deferred	59,775	5,576	44,399	(11,354)

	$64,700	$(531)	$56,073	$(21,015)

Recap of Grand Total:
Real Estate Groups
Current	11,537	(4,290)	20,056	(4,209)
Deferred	47,985	8,099	37,742	(3,499)

	59,522	3,809	57,798	(7,708)

Non-Real Estate Groups
Current	(6,612)	(1,817)	(8,382)	(5,452)
Deferred	11,790	(2,523)	6,657	(7,855)

	5,178	(4,340)	(1,725)	(13,307)

Grand Total	$64,700	$(531)	$56,073	$(21,015)

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Three Months Ended July 31, 2010					Three Months Ended July 31, 2009
			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)

Revenues from real estate operations	$309,211	$18,532	$80,162	$1,084	$371,925	$313,697	$13,064	$89,241	$2,960	$392,834
Exclude straight-line rent adjustment (1)	(5,959)	-	-	-	(5,959)	(5,225)	-	-	-	(5,225)

Adjusted revenues	303,252	18,532	80,162	1,084	365,966	308,472	13,064	89,241	2,960	387,609

Add interest and other income	16,232	133	(56)	2	16,045	11,594	203	8,908	-	20,299
Add gain on disposition of partial interests in other investment - Nets	55,112	23,675	-	-	31,437	-	-	-	-	-

Add equity in earnings (loss), including impairment of unconsolidated entities	(996)	98	(5,112)	-	(6,206)	(17,438)	(86)	17,733	-	381
Exclude loss on disposition of unconsolidated entities	878	-	(878)	-	-	-	-	-	-	-
Exclude impairment of unconsolidated real estate	2,282	-	(2,282)	-	-	11,903	-	(11,903)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	12,865	-	(12,865)	-	-	11,533	-	(11,533)	-	-

Adjusted total income	389,625	42,438	58,969	1,086	407,242	326,064	13,181	92,446	2,960	408,289

Operating expenses	177,852	11,106	39,807	835	207,388	164,649	5,616	72,992	854	232,879
Add back non-Real Estate depreciation and amortization (b)	1,185	-	-	-	1,185	3,508	-	2,839	-	6,347
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	-	-	-	-	-	121	-	121
Exclude straight-line rent adjustment (2)	(1,417)	-	-	-	(1,417)	(1,611)	-	-	-	(1,611)
Exclude preference payment	(586)	-	-	-	(586)	(586)	-	-	-	(586)

Adjusted operating expenses	177,034	11,106	39,807	835	206,570	165,960	5,616	75,952	854	237,150

Net operating income	212,591	31,332	19,162	251	200,672	160,104	7,565	16,494	2,106	171,139

Interest expense	(87,860)	(4,885)	(19,162)	(11)	(102,148)	(79,407)	(3,361)	(16,494)	(809)	(93,349)

Gain (loss) on early extinguishment of debt	1,896	-	-	-	1,896	9,063	-	-	-	9,063

Equity in earnings (loss), including impairment of unconsolidated entities	996	(98)	5,112	-	6,206	17,438	86	(17,733)	-	(381)

Gain (loss) on disposition of unconsolidated entities	(878)	-	-	-	(878)	-	-	-	-	-

Impairment of unconsolidated real estate	(2,282)	-	-	-	(2,282)	(11,903)	-	-	-	(11,903)

Depreciation and amortization of unconsolidated entities (see above)	(12,865)	-	12,865	-	-	(11,533)	-	11,533	-	-

Net gain on disposition of partial interests in rental properties	204,269	-	-	1,993	206,262	-	-	-	-	-

Impairment of consolidated real estate	(46,510)	-	-	-	(46,510)	(1,451)	-	-	-	(1,451)

Depreciation and amortization - Real Estate Groups (a)	(59,846)	(2,578)	(12,267)	(254)	(69,789)	(63,383)	(297)	(10,997)	(941)	(75,024)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(3,602)	(572)	(598)	(5)	(3,633)	(3,422)	(162)	(536)	(27)	(3,823)

Straight-line rent adjustment (1) + (2)	4,542	-	-	-	4,542	3,614	-	-	-	3,614

Preference payment	(586)	-	-	-	(586)	(586)	-	-	-	(586)

Earnings (loss) before income taxes	209,865	23,199	5,112	1,974	193,752	18,534	3,831	(17,733)	329	(2,701)

Income tax provision	(63,813)	-	-	(887)	(64,700)	659	-	-	(128)	531
Equity in earnings (loss), including impairment of unconsolidated entities	(996)	98	(5,112)	-	(6,206)	(17,438)	(86)	17,733	-	381

Earnings (loss) from continuing operations	145,056	23,297	-	1,087	122,846	1,755	3,745	-	201	(1,789)

Discontinued operations, net of tax	5,297	4,210	-	(1,087)	-	209	8	-	(201)	-

Net earnings (loss)	150,353	27,507	-	-	122,846	1,964	3,753	-	-	(1,789)

Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(23,297)	(23,297)	-	-	-	(3,745)	(3,745)	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(4,210)	(4,210)	-	-	-	(8)	(8)	-	-	-

Noncontrolling interests	(27,507)	(27,507)	-	-	-	(3,753)	(3,753)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$122,846	$-	$-	$-	$122,846	$(1,789)	$-	$-	$-	$(1,789)

Preferred dividends	(4,107)	-	-	-	(4,107)	-	-	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$118,739	$-	$-	$-	$118,739	$(1,789)	$-	$-	$-	$(1,789)

(a) Depreciation and amortization - Real Estate Groups	$59,846	$2,578	$12,267	$254	$69,789	$63,383	$297	$10,997	$941	$75,024
(b) Depreciation and amortization - Non-Real Estate	1,185	-	-	-	1,185	3,508	-	2,839	-	6,347

Total depreciation and amortization	$61,031	$2,578	$12,267	$254	$70,974	$66,891	$297	$13,836	$941	$81,371

(c) Amortization of mortgage procurement costs - Real Estate Groups	$3,602	$572	$598	$5	$3,633	$3,422	$162	$536	$27	$3,823
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	-	-	-	-	-	121	-	121

Total amortization of mortgage procurement costs	$3,602	$572	$598	$5	$3,633	$3,422	$162	$657	$27	$3,944

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Six Months Ended July 31, 2010					Six Months Ended July 31, 2009
			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)

Revenues from real estate operations	$589,433	$31,624	$153,635	$2,506	$713,950	$623,715	$25,407	$163,736	$6,708	$768,752
Exclude straight-line rent adjustment (1)	(10,239)	-	-	-	(10,239)	(9,624)	-	-	(12)	(9,636)

Adjusted revenues	579,194	31,624	153,635	2,506	703,711	614,091	25,407	163,736	6,696	759,116

Add interest and other income	23,047	1,032	14,760	4	36,779	18,402	343	25,761	-	43,820
Add gain on disposition of partial interests in other investment - Nets	55,112	23,675	-	-	31,437	-	-	-	-	-

Add equity in earnings (loss), including impairment of unconsolidated entities	(18,120)	(6,346)	5,841	-	(5,933)	(33,304)	(68)	33,685	-	449
Exclude loss on disposition of unconsolidated entities	830	-	(830)	-	-	-	-	-	-	-
Exclude impairment of unconsolidated real estate	15,181	-	(15,181)	-	-	21,463	-	(21,463)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	24,717	-	(24,717)	-	-	22,461	-	(22,461)	-	-

Adjusted total income	679,961	49,985	133,508	2,510	765,994	643,113	25,682	179,258	6,696	803,385

Operating expenses	338,015	17,469	93,443	1,610	415,599	358,674	11,221	136,070	1,956	485,479
Add back non-Real Estate depreciation and amortization (b)	2,753	-	878	-	3,631	6,960	-	9,997	-	16,957
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	69	-	69	-	-	241	-	241
Exclude straight-line rent adjustment (2)	(2,659)	-	-	-	(2,659)	(3,247)	-	-	-	(3,247)
Exclude preference payment	(1,171)	-	-	-	(1,171)	(1,171)	-	-	-	(1,171)

Adjusted operating expenses	336,938	17,469	94,390	1,610	415,469	361,216	11,221	146,308	1,956	498,259

Net operating income	343,023	32,516	39,118	900	350,525	281,897	14,461	32,950	4,740	305,126

Interest expense	(170,721)	(10,018)	(39,118)	(118)	(199,939)	(170,318)	(6,787)	(32,774)	(1,922)	(198,227)

Gain (loss) on early extinguishment of debt	8,193	-	-	-	8,193	9,063	-	(176)	-	8,887

Equity in earnings (loss), including impairment of unconsolidated entities	18,120	6,346	(5,841)	-	5,933	33,304	68	(33,685)	-	(449)

Gain (loss) on disposition of unconsolidated entities	(830)	-	-	-	(830)	-	-	-	-	-

Impairment of unconsolidated real estate	(15,181)	-	-	-	(15,181)	(21,463)	-	-	-	(21,463)

Depreciation and amortization of unconsolidated entities (see above)	(24,717)	-	24,717	-	-	(22,461)	-	22,461	-	-

Net gain on disposition of rental properties	205,135	-	-	1,993	207,128	-	-	-	4,548	4,548

Impairment of consolidated real estate	(46,510)	-	-	-	(46,510)	(2,575)	-	-	-	(2,575)

Depreciation and amortization - Real Estate Groups (a)	(119,821)	(4,349)	(23,635)	(636)	(139,743)	(125,441)	(1,685)	(21,419)	(1,977)	(147,152)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(6,261)	(661)	(1,082)	(13)	(6,695)	(7,066)	(322)	(1,042)	(59)	(7,845)

Straight-line rent adjustment (1) + (2)	7,580	-	-	-	7,580	6,377	-	-	12	6,389

Preference payment	(1,171)	-	-	-	(1,171)	(1,171)	-	-	-	(1,171)

Earnings (loss) before income taxes	196,839	23,834	(5,841)	2,126	169,290	(19,854)	5,735	(33,685)	5,342	(53,932)

Income tax provision	(55,128)	-	-	(945)	(56,073)	23,087	-	-	(2,072)	21,015
Equity in earnings (loss), including impairment of unconsolidated entities	(18,120)	(6,346)	5,841	-	(5,933)	(33,304)	(68)	33,685	-	449

Earnings (loss) from continuing operations	123,591	17,488	-	1,181	107,284	(30,071)	5,667	-	3,270	(32,468)

Discontinued operations, net of tax	5,398	4,217	-	(1,181)	-	3,289	19	-	(3,270)	-

Net earnings (loss)	128,989	21,705	-	-	107,284	(26,782)	5,686	-	-	(32,468)

Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(17,488)	(17,488)	-	-	-	(5,667)	(5,667)	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(4,217)	(4,217)	-	-	-	(19)	(19)	-	-	-

Noncontrolling interests	(21,705)	(21,705)	-	-	-	(5,686)	(5,686)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$107,284	$-	$-	$-	$107,284	$(32,468)	$-	$-	$-	$(32,468)

Preferred dividends	(4,107)	-	-	-	(4,107)	-	-	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$103,177	$-	$-	$-	$103,177	$(32,468)	$-	$-	$-	$(32,468)

(a) Depreciation and amortization - Real Estate Groups	$119,821	$4,349	$23,635	$636	$139,743	$125,441	$1,685	$21,419	$1,977	$147,152
(b) Depreciation and amortization - Non-Real Estate	2,753	-	878	-	3,631	6,960	-	9,997	-	16,957

Total depreciation and amortization	$122,574	$4,349	$24,513	$636	$143,374	$132,401	$1,685	$31,416	$1,977	$164,109

(c) Amortization of mortgage procurement costs - Real Estate Groups	$6,261	$661	$1,082	$13	$6,695	$7,066	$322	$1,042	$59	$7,845
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	69	-	69	-	-	241	-	241

Total amortization of mortgage procurement costs	$6,261	$661	$1,151	$13	$6,764	$7,066	$322	$1,283	$59	$8,086

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended July 31, 2010					Three Months Ended July 31, 2009					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group
Retail

Comparable	$58,828	$2,797	$5,367	$-	$61,398	$56,867	$2,986	$5,598	$-	$59,479	3.4%	3.2%

Total	64,141	2,791	5,675	-	67,025	63,284	3,014	5,663	-	65,933

Office Buildings

Comparable	58,947	2,854	4,833	-	60,926	58,105	2,637	4,486	-	59,954	1.4%	1.6%

Total	64,313	4,861	2,240	-	61,692	67,139	2,639	2,025	-	66,525

Hotels

Comparable	4,103	-	370	-	4,473	3,767	-	377	-	4,144	8.9%	7.9%

Total	4,103	-	370	-	4,473	3,767	-	377	-	4,144

Earnings from Commercial Land Sales	2,612	-	-	-	2,612	1,733	257	-	-	1,476

Other (1)	601	(1,092)	1,966	-	3,659	(2,162)	286	(552)	-	(3,000)

Total Commercial Group

Comparable	121,878	5,651	10,570	-	126,797	118,739	5,623	10,461	-	123,577	2.6%	2.6%

Total	135,770	6,560	10,251	-	139,461	133,761	6,196	7,513	-	135,078

Residential Group
Apartments

Comparable	25,892	631	7,045	-	32,306	25,303	440	6,247	-	31,110	2.3%	3.8%

Total	28,497	984	7,962	251	35,726	32,196	1,091	6,738	2,106	39,949

Military Housing

Comparable	-	-	-	-	-	-	-	-	-	-

Total	6,525	-	379	-	6,904	13,286	138	243	-	13,391

Other (1)	1,322	(55)	452	-	1,829	(6,822)	36	-	-	(6,858)

Total Residential Group

Comparable	25,892	631	7,045	-	32,306	25,303	440	6,247	-	31,110	2.3%	3.8%

Total	36,344	929	8,793	251	44,459	38,660	1,265	6,981	2,106	46,482

Total Rental Properties

Comparable	147,770	6,282	17,615	-	159,103	144,042	6,063	16,708	-	154,687	2.6%	2.9%

Total	172,114	7,489	19,044	251	183,920	172,421	7,461	14,494	2,106	181,560

Land Development Group	2,327	188	118	-	2,257	2,065	104	48	-	2,009

The Nets
Operations	(7,161)	(20)	-	-	(7,141)	(8,307)	-	1,952	-	(6,355)

Gain on disposition of partial interests in other investment	55,112	23,675	-	-	31,437	-	-	-	-	-

Total	47,951	23,655	-	-	24,296	(8,307)	-	1,952	-	(6,355)

Corporate Activities	(9,801)	-	-	-	(9,801)	(6,075)	-	-	-	(6,075)

Grand Total	$212,591	$31,332	$19,162	$251	$200,672	$160,104	$7,565	$16,494	$2,106	$171,139

(1) Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income. Write-offs of abandoned development projects for the three months ended July 31, 2010 were $37 at full consolidation and $2,594 at pro rata consolidation compared to $3,247 for the three months ended July 31, 2009 at both full and pro rata consolidation.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Six Months Ended July 31, 2010					Six Months Ended July 31, 2009					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group
Retail

Comparable	$117,138	$5,721	$10,737	$-	$122,154	$116,049	$6,043	$11,052	$-	$121,058	0.9%	0.9%

Total	128,687	5,715	11,258	-	134,230	126,669	5,486	11,171	481	132,835

Office Buildings

Comparable	119,060	5,455	8,910	-	122,515	118,029	5,242	8,215	-	121,002	0.9%	1.3%

Total	127,599	8,720	6,315	-	125,194	130,684	5,288	4,037	-	129,433

Hotels

Comparable	5,540	-	738	-	6,278	4,578	-	752	-	5,330	21.0%	17.8%

Total	5,540	-	738	-	6,278	4,578	-	752	-	5,330

Earnings from Commercial Land Sales	2,887	-	-	-	2,887	4,471	850	-	-	3,621

Other (1)	(5,091)	(720)	3,198	-	(1,173)	(10,164)	564	(721)	-	(11,449)

Total Commercial Group

Comparable	241,738	11,176	20,385	-	250,947	238,656	11,285	20,019	-	247,390	1.3%	1.4%

Total	259,622	13,715	21,509	-	267,416	256,238	12,188	15,239	481	259,770

Residential Group
Apartments

Comparable	49,181	1,016	13,693	-	61,858	48,612	884	12,366	-	60,094	1.2%	2.9%

Total	53,357	1,120	15,410	900	68,547	60,646	2,113	14,143	4,259	76,935

Military Housing

Comparable	-	-	-	-	-	-	-	-	-	-

Total	13,002	-	749	-	13,751	20,984	38	454	-	21,400

Other (1)	(1,006)	43	452	-	(597)	(17,140)	72	-	-	(17,212)

Total Residential Group

Comparable	49,181	1,016	13,693	-	61,858	48,612	884	12,366	-	60,094	1.2%	2.9%

Total	65,353	1,163	16,611	900	81,701	64,490	2,223	14,597	4,259	81,123

Total Rental Properties

Comparable	290,919	12,192	34,078	-	312,805	287,268	12,169	32,385	-	307,484	1.3%	1.7%

Total	324,975	14,878	38,120	900	349,117	320,728	14,411	29,836	4,740	340,893

Land Development Group	1,674	206	(148)	-	1,320	2,772	50	165	-	2,887

The Nets
Operations	(17,591)	(6,243)	1,146	-	(10,202)	(18,988)	-	2,949	-	(16,039)

Gain on disposition of partial interests in other investment	55,112	23,675	-	-	31,437	-	-	-	-	-

Total	37,521	17,432	1,146	-	21,235	(18,988)	-	2,949	-	(16,039)

Corporate Activities	(21,147)	-	-	-	(21,147)	(22,615)	-	-	-	(22,615)

Grand Total	$343,023	$32,516	$39,118	$900	$350,525	$281,897	$14,461	$32,950	$4,740	$305,126

(1) Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income. Write-offs of abandoned development projects for the six months ended July 31, 2010 were $37 at full consolidation and $2,594 at pro rata consolidation compared to $17,640 for the six months ended July 31, 2009 at both full and pro rata consolidation.

Openings and Acquisitions as of September 8, 2010

								Cost at FCE
			Date		Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./		Gross
		Dev (D)	Opened /	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of		Leasable	Lease
Property	Location	Acq (A)	Acquired	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units		Area	Commitment % (h)

2010 (4)						(in millions)

Retail Centers:
Village at Gulfstream Park (d)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$210.6	$105.3	511,000	(i)	511,000	73%
East River Plaza (d) (e)	Manhattan, NY	D	Q2-10	35.0%	50.0%	$0.0	390.6	$195.3	527,000		527,000	95%

						$0.0	601.2	$300.6	1,038,000		1,038,000

Office:
Waterfront Station:	Washington, D.C.	D	Q1-10	45.0%	45.0%
East 4th & West 4th Buildings						$241.5	$241.5	$108.7
Land and master planning						85.2	85.2	$38.3

						$326.7	$326.7	$147.0	631,000	(j)		99%

Residential:
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$108.5	$108.5	$108.5	161			1%

Total 2010 (f)						$435.2	$1,036.4	$556.1

Prior Two Years Openings (17)
Retail Centers:
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	$112.8	$112.8	$112.8	127,000		127,000	80%
Orchard Town Center	Westminster, CO	D	Q1-08	100.0%	100.0%	147.6	147.6	147.6	980,000		565,000	80%
Shops at Wiregrass	Tampa, FL	D	Q3-08	50.0%	100.0%	146.4	146.4	146.4	642,000		352,000	93%
White Oak Village	Richmond, VA	D	Q3-08	50.0%	100.0%	66.1	66.1	66.1	800,000		294,000	77%

						$472.9	$472.9	$472.9	2,549,000		1,338,000

Office:
818 Mission Street (d)	San Francisco, CA	A	Q1-08	50.0%	50.0%	$0.0	$15.6	$7.8	28,000			23%
Johns Hopkins - 855 North Wolfe Street	East Baltimore, MD	D	Q1-08	76.6%	76.6%	87.3	87.3	66.9	279,000			81%
Mesa Del Sol Town Center (d)	Albuquerque, NM	D	Q4-08	47.5%	47.5%	0.0	16.6	7.9	74,000			16%
Mesa Del Sol - Fidelity (d) (g)	Albuquerque, NM	D	Q4-08/Q3-09	47.5%	47.5%	0.0	23.3	11.1	210,000			100%

						$87.3	$142.8	$93.7	591,000

Residential:
North Church Towers	Parma Heights, OH	A	Q3-09	100.0%	100.0%	$4.9	$4.9	$4.9	399			86%
DKLB BKLN (formerly 80 DeKalb) (g)	Brooklyn, NY	D	Q4-09/10	80.0%	100.0%	156.1	156.1	156.1	365			91%
Lucky Strike	Richmond, VA	D	Q1-08	100.0%	100.0%	35.2	35.2	35.2	131			91%
Uptown Apartments (d) (g)	Oakland, CA	D	Q1-08/Q4-08	50.0%	50.0%	0.0	177.2	88.6	665			89%
Mercantile Place on Main (g)	Dallas, TX	D	Q1-08/Q4-08	100.0%	100.0%	85.1	85.1	85.1	366			82%
Barrington Place (d)	Raleigh, NC	A	Q3-08	49.0%	49.0%	0.0	23.7	11.6	274			88%
Legacy Arboretum (d)	Charlotte, NC	A	Q3-08	49.0%	49.0%	0.0	23.1	11.3	266			89%
Hamel Mill Lofts (g)	Haverhill, MA	D	Q4-08/Q2-09	100.0%	100.0%	75.6	75.6	75.6	305			78%
Legacy Crossroads (d) (g)	Cary, NC	A/D	Q4-08/Q3-09	50.0%	50.0%	0.0	34.4	17.2	344			94%

						$356.9	$615.3	$485.6	3,115

Total Prior Two Years Openings (k)						$917.1	$1,231.0	$1,052.2

Total 2009						273.8	273.8	273.8

Total 2008						643.3	957.2	778.4

						$917.1	$1,231.0	$1,052.2

See attached footnotes.

Projects Under Construction as of September 8, 2010 (4)

								Cost at FCE
					Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Dev (D)	Anticipated	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable		Lease
Property	Location	Acq (A)	Opening	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units	Area		Commitment %
						(in millions)

Retail Centers:
Ridge Hill (g)	Yonkers, NY	D	2011/2012	70.0%	100.0%	$798.7	$798.7	$798.7	1,336,000	1,336,000	(n)	31%

Residential:
Beekman (g)	Manhattan, NY	D	Q1-11/12	49.0%	70.0%	$875.7	875.7	613.0	904
The Yards - Foundry Lofts	Washington, D.C.	D	Q4-11	100.0%	100.0%	59.2	$59.2	$59.2	170

						$934.9	$934.9	$672.2	1,074

Arena:
Barclays Center (l)	Brooklyn, NY	D	2012	26.6%	26.6%	$904.3	$904.3	$240.5	670,000	18,000 seats	(o)	51	%(q)

Total Under Construction (m)						$2,637.9	$2,637.9	$1,711.4

Fee Development:									Sq.ft.

Las Vegas City Hall	Las Vegas, NV	D	Q1-12	- (p)	- (p)	$0.0	$146.2	$0.0	270,000

See attached footnotes.
FOOTNOTES

( a )	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.

( b )	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

( c )	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

( d )	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

( e )	The cost of the property also includes construction of the 1,248-space parking garage and structural upgrades to accommodate a possible future residential project above the retail center. This also includes Costco which opened Q4-09.

( f )	The difference between the full consolidation cost amount (GAAP) of $435.2 million to the Company’s pro-rata share (a non-GAAP measure) of $556.1 million consists of a reduction to full consolidation for noncontrolling interest of $179.7 million of cost and the addition of its share of cost for unconsolidated investments of $300.6 million.

( g )	Phased-in openings. Costs are representative of the total project.

( h )	The lease percentage for the residential properties represents the occupancy as of July 31, 2010

( i )	Includes 89,000 square feet of office space. Excluding the office space from the calculation of the preleased percentage would result in the retail space being 79% leased.

( j )	Includes 85,000 square feet of retail space.

( k )	The difference between the full consolidation cost amount (GAAP) of $917.1 million to the Company’s pro-rata share (a non-GAAP measure) of $1,052.2 million consists of a reduction to full consolidation for noncontrolling interest of $20.4 million of cost and the addition of its share of cost for unconsolidated investments of $155.5 million.

( l )	The stated ownership in the arena reflects the transaction with entities controlled by Mikhail Prokhorov.

( m )	The difference between the full consolidation cost amount (GAAP) of $2,637.9 million to the Company’s pro-rata share (a non-GAAP measure) of $1,711.4 million consists of a reduction to full consolidation for noncontrolling interest of $926.5 million.

( n )	Includes 162,000 square feet of office space.

( o )	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.

( p )	This is a fee development project, owned by the City of Las Vegas. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.

( q )
Represents the percentage of forecasted contractually obligated arena income that is under contract. Contractually obligated income, which includes revenue from naming rights, sponsorships, suite licenses, Nets minimum rent and food concession agreements, accounts for 72% of total forecasted revenues for the Arena.

Equity Requirements for Projects Under Construction (a)
As of September 8, 2010

		Less			Plus
		Unconsolidated	Full	Less	Unconsolidated	Pro-Rata
		Investments	Consolidation	Noncontrolling	Investments	Consolidation
	100%	at 100%	(GAAP) (b)	Interest	at Pro-Rata	(Non-GAAP) (c)

			(dollars in millions)

Total Cost Under Construction	$2,637.9	$-	$2,637.9	$926.5	$-	$1,711.4
Total Loan Draws and Other Sources at Completion (d)	1,739.6	$-	1,739.6	524.8	$-	1,214.8

Net Equity at Completion	$898.3	$-	$898.3	$401.7	$-	$496.6

Net Costs Incurred to Date (e)	$1,529.5	$-	$1,529.5	$434.5	$-	$1,095.0
Loan Draws and Other Sources to Date (e)	831.2	$-	831.2	170.5	$-	660.7

Net Equity to Date (e)	$698.3	$-	$698.3	$264.0	$-	$434.3

% of Total Equity	78%		78%			87%

Remaining Costs	$1,108.4	$-	$1,108.4	$492.0	$-	$616.4
Remaining Loan Draws and Other Sources (f)	908.4	$-	908.4	354.3	$-	554.1

Remaining Equity	$200.0	$-	$200.0	$137.7	$-	$62.3

% of Total Equity	22%		22%			13%

(a)	This schedule includes only the four properties listed on the previous page. This does not include costs associated with phased-in units, operating property renovations and military housing.

(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

(d)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.

(e)	Reflects activity through July 31, 2010.

(f)	One of the loan commitments require specific leasing hurdles to be achieved prior to drawing the final amount of the loan. The Company estimates that approximately $45.0 million at 100% and at full consolidation, and $31.5 million at pro-rata consolidation of loan commitments are at risk should these leasing hurdles not be achieved.

Projects Under Development
July 31, 2010
Below is a summary of our active large scale development projects, which have yet to commence construction, often referred to as our “shadow pipeline” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex, projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $554.2 million ($825.5 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $111.8 million ($190.7 million at full consolidation).
1) Atlantic Yards - Brooklyn, NY
Atlantic Yards is adjacent to the state-of-the art arena, the Barclays Center, which is designed by the award-winning firms Ellerbe Becket and SHoP Architects and is currently under construction. In addition, Atlantic Yards will feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space.
2) The Yards - Washington, D.C.
The Yards is a 42-acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in Southeast D.C. The full development is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards will also feature a 5.5-acre publicly funded public park that will be a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, commenced construction in Q3 2010.
3) LiveWork Las Vegas - Las Vegas, NV
LiveWork Las Vegas is a mixed-use project on a 12.7-acre parcel in downtown Las Vegas. At full build-out, the project will have a new 260,000-square-foot City Hall for Las Vegas, a fee development project, and is also expected to include up to 1 million square feet of office space and approximately 300,000 square feet of retail.
4) Colorado Science + Technology Park at Fitzsimons - Aurora, CO
The 184-acre Colorado Science + Technology Park at Fitzsimons is rapidly becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates; build-to-suit office and research sites; and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700-acre Stapleton mixed-used development.
5) The Science + Technology Park at Johns Hopkins - Baltimore, MD
The 31-acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, the Company opened the first of those buildings, 855 North Wolfe Street, a 279,000-square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences.
6) Waterfront Station - Washington, D.C.
Located in Southwest Washington, Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 1.2 million square feet of office space, an estimated 750 residential units and 125,000 square feet of stores and restaurants. The project’s first two government office buildings, which have been designed to meet LEED Silver standards, total 631,000 square feet of office, opened in Q1 2010, and included ground-level retail space. The office component is fully leased to the District of Columbia for governmental offices and the retail space is also substantially leased.

Military Housing
Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units under construction:

		Anticipated	FCE	Cost at Full	Total Cost	No.
Property	Location	Opening	Pro-Rata %	Consolidation	at 100%	of Units

				(in millions)

Military Housing - (7)
Navy Midwest	Chicago, IL	2006-2010	*	$0.0	$248.8	1,658
Pacific Northwest Communities	Seattle, WA	2007-2010	*	0.0	280.5	2,986
Midwest Millington	Memphis, TN	2008-2010	*	0.0	37.0	318
Marines, Hawaii Increment II	Honolulu, HI	2007-2011	*	0.0	293.3	1,175
Navy, Hawaii Increment III	Honolulu, HI	2007-2011	*	0.0	535.1	2,520
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	364.0	971

Total Military Housing				$0.0	$1,828.2	10,055

* The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.
Recent commitment but not yet closed
Air Force – Southern Group was awarded on August 30, 2010. We are currently in exclusive negotiations with the Air Force. This project is expected to include 2,185 end state units at four Air Force bases in Sumter, SC, Manchester, TN, Charleston, SC and Biloxi, MS. There are 330 financially excluded units that will not be encumbered by debt and which may be removed from the end state at the sole discretion of the Air Force. The financial closing of the project and commencement of construction are expected in early 2011.
Development fees related to our military housing projects are earned based on a contractual percentage of the actual development costs incurred. We also recognize additional development incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. NOI from development and development incentive fees is $1,705,000 and $3,318,000 for the three and six months ended July 31, 2010, respectively, and $3,016,000 and $5,831,000 for the three and six months ended July 31, 2009, respectively.
Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. We also recognize certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contracts. NOI from construction and incentive fees is $1,465,000 and $3,060,000 for the three and six months ended July 31, 2010, respectively, and $2,804,000 and $4,349,000 recognized during the three and six months ended July 31, 2009, respectively.
Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $3,120,000 and $6,242,000 during the three and six months ended July 31, 2010, respectively, and $2,907,000 and $5,925,000 during the three and six months ended July 31, 2009, respectively.

Land Held for Development or Sale
The Land Development Group acquires and sells raw land and sells fully-entitled developed lots to residential, commercial, and industrial customers. The Land Development Group also owns and develops raw land into master-planned communities, mixed-use projects and other residential developments. Below is a summary of our large Land Develoment projects.

	Gross	Saleable	Option
Location	Acres (1)	Acres (2)	Acres (3)

Stapleton - Denver, CO	227	151	1,416
Carolinas	1,486	1,036	788
Arizona	961	546	-
Mesa del Sol - Albuquerque, NM	3,023	1,659	5,731
Ohio	1,006	701	470
Central Station - Chicago, IL	30	30	-
Florida	1,413	1,413	-
Texas	1,019	761	-
Other	796	737	-

Total	9,961	7,034	8,405

(1)	Represent all acres currently owned including those used for roadways, open spaces and parks.

(2)
Saleable acres represent the total of all acres currently owned that will be available for sales. The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.

(3)
Option acres are those acres that the Land Development Group has a formal option to acquire. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.

Stapleton - Denver, CO
Stapleton represents one of the nation’s largest urban redevelopments. At full build out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square-feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton will be home to 30,000 residents and 35,000 workers when complete.
Mesa del Sol - Albuquerque, NM
Mesa del Sol is a 20-square mile, mixed-use community on the south mesa of Albuquerque, N.M., five minutes from the Albuquerque International Airport. Mesa del Sol’s master plan calls for mixed-use development that will include 1,400 acres for industrial/commercial and office development use, 4,400 acres for residential and supporting retail use, 3,200 acres for open space and parks and 800 acres for schools and universities.
Central Station - Chicago, IL
Located adjacent to the city’s Museum Campus, and just minutes from the heart of Chicago’s Loop, the 80-acre Central Station is the fastest growing residential community in the city, with more than 4,250 residential units completed and occupied. Over 600 units are under construction and another 4,000 units are in development. Central Station, a 14 million-square-foot development, is being developed in partnership with The Fogelson Companies.
Other Significant Land Holdings
Cotton Creek - Mooresville, NC
Cotton Creek is a master-planned community located in a northern suburb of Charlotte, NC. This community will feature a variety of attached and detached home sites, which will be sold to a mix of national and local builders. Cotton Creek is 532 acres. When completed the development is expected to produce approximately 1,300 residential lots.
Legacy Lakes - Aberdeen, NC
Legacy Lakes is a master-planned community located in the Pinehurst area. This community is surrounding the Nicklaus-designed Legacy Golf Course. Legacy Lakes is 405 acres and includes 718 residential lots. Of the 405 total acres, 264 are saleable acres and 9 acres have been sold to date.
Gladden Farms -Marana, AZ
Gladden Farms is a master-planned community that includes residential and commercial uses in a suburban area of northwest Tucson. This community includes parks, trails and a school in a rural setting. Gladden Farms is 1,350 acres and includes approximately 4,141 residential lots and 223 acres of commercial space. As of September 8, 2010, 1,260 lots and 100 commercial acres have been sold. Of the 1,350 total acres, 904 are saleable acres and 413 acres have been sold to date.
Tangerine Crossing -Tucson, AZ
Tangerine Crossing is a master-planned gated residential community with a major retail component on the exterior in a desirable region of the Tucson metropolitan area. This community includes open space, trails and recreation. Tangerine Crossing is 309 acres and includes 396 residential lots and a 25-acre retail center. As of September 8, 2010, 185 lots and the 25 commercial acres have been sold. Of the 309 total acres, 103 are saleable acres and 59 acres have been sold to date.